ChannelAdvisor Announces General Counsel Transition

Diana Allen to become Senior Advisor; Kathy Twiddy Appointed Successor

RESEARCH TRIANGLE PARK, N.C. – April 6, 2021 – ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions that enable brands and retailers to increase global sales, announced that Diana Allen, who has served as Vice President and General Counsel since 2014, will transition to become a Senior Advisor effective June 1, 2021. Kathy Twiddy has been appointed as Vice President and General Counsel effective June 1, 2021.

“We are extremely grateful for Diana’s leadership and legal tenacity as our General Counsel, and we look forward to her continued guidance in her role as Senior Advisor,” shared David Spitz, Chief Executive Officer of ChannelAdvisor. “Diana expertly guided us through our critical early years as a public company, and she has played an instrumental role in our success. On behalf of ChannelAdvisor’s board of directors and management team, I want to thank her for her immense contributions and dedication to the company.”

“We are excited to welcome Kathy as our new General Counsel and believe she is an excellent choice to fill this critical role,” added Spitz. “Kathy is a proven leader and her deep experience and legal aptitude will be great assets to ChannelAdvisor as we continue our mission to connect and optimize the world’s commerce. We are thrilled to welcome Kathy to our team.”

Twiddy has served since 2017 as Vice President, U.S. General Counsel of Mayne Pharma Inc., a wholly-owned subsidiary of Mayne Pharma Group Ltd, an Australian company traded on the ASX. Before joining Mayne Pharma, she was a partner with the K&L Gates law firm. Prior, she served as Vice President, General Counsel and Corporate Secretary of LipoScience, Inc., which traded on NASDAQ until it merged with Laboratory Corporation of America in 2014. She also served as the Chief Legal Officer, Chief Compliance Officer and Corporate Secretary of M*Modal, Inc., which traded on NASDAQ until it went private in 2012. Earlier in her career she had legal executive roles with Quintiles Transnational Corp. (now IQVIA), Misys plc, and IBM Corporation and worked with a variety of law firms. She received a Bachelor of Arts and a Juris Doctor with honors from the University of North Carolina and serves on the Board of directors of the Research Triangle Area Chapter of the Association of Corporation Counsel.

“This is an exciting time for ChannelAdvisor, and I look forward to promoting the company’s continued development as a global leader for e-commerce,” said Twiddy. “It’s my goal to ensure ChannelAdvisor continues to maintain the highest standard of integrity that is fundamental to its success.”

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About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading e-commerce cloud platform whose mission is to connect and optimize the world’s commerce. For nearly two decades, ChannelAdvisor has helped brands and retailers worldwide improve their online performance by expanding sales channels, connecting with consumers around the world, optimizing their operations for peak performance, and providing actionable analytics to improve competitiveness. Thousands of customers depend on ChannelAdvisor to securely power their sales and optimize fulfillment on channels such as Amazon, eBay, Google, Facebook, Walmart, and hundreds more. For more information, visit www.channeladvisor.com.

Investor Contact:
Raiford Garrabrant
ChannelAdvisor Corporation
raiford.garrabrant@channeladvisor.com
919-228-4817

Media Contact:
Tamara Gibbs
ChannelAdvisor
tamara.gibbs@channeladvisor.com
(919) 249-9798